Exhibit 99.1

Date: 28 June 2005

Release Number: 2005 – 19

Intelsat Announces Executive Management Change

Pembroke, Bermuda, June 28, 2005 - Intelsat, Ltd., a global satellite communications leader providing services in over 200 countries and territories, today reported that William Atkins has resigned his position as Chief Financial Officer to pursue other interests. The company has named J. Robert Medlin as acting Chief Financial Officer. The change is effective June 30, 2005. Intelsat has commenced a search process for a permanent successor.

Mr. Medlin is a senior managing director of FTI Palladium Partners, a division of FTI Consulting, Inc. Intelsat has engaged FTI to provide interim management services, including providing the services of Mr. Medlin and providing assistance in the search for a permanent chief financial officer. Mr. Medlin, a CPA, brings to Intelsat 30 years of corporate finance experience with particular expertise in tax, audit and corporate finance work.

“We are looking forward to benefiting from the deep finance expertise that Bob and the FTI organization offer as we transition our financial leadership,” said David McGlade, Intelsat’s Chief Executive Officer. “William made key contributions at a pivotal time for Intelsat, most notably in preparing the company for the $5.1 billion private equity acquisition of Intelsat that, with associated financings, closed earlier this year. We wish him the best in his future endeavors and thank him for his service to Intelsat.”

About Intelsat

Intelsat is a global communications provider offering flexible and secure services to customers in over 220 countries and territories. Intelsat has maintained a leadership position for over 40 years by distributing video, voice, and data for television and content providers, government and military entities, major corporations, telecommunications carriers, and Internet service providers. Intelsat’s reach, power and expanding solutions portfolio deliver information reliably and quickly to every corner of the globe. For more information, visit www.intelsat.com.

Contact:

Tony Trujillo

Executive Vice President & Chief Administrative Officer

202-944-7835

Or

Michele Clarke

Brainerd Communicators

212-986-6667

Note: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including the guidance provided in the outlook section. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Known risks include, but are not limited to, the risks of delay in implementing and completing a search process for a permanent CFO, the risks associated with a transition of financial leadership and the timing of that transition, and the risks associated with relying on an interim CFO and corporate finance consulting firm pending the retention of a permanent CFO. More detailed information about known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2004 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.